Exhibit 10.30

1275 West Washington Street - Suite 101
Tempe, AZ 85281
(602) 286-5520
www.capstonethx.com
OTCQB:  CAPS

Capstone Therapeutics Provides Operating Update
And Announces 2011 Financial Results

Tempe, AZ – March 21, 2012 ─ Capstone Therapeutics Corp. (OTCQB:  CAPS) (the “Company”) provided an operating update and announced financial results for 2011.

OPERATING UPDATE

We previously announced that:

On October 13, 2011, the Company’s Board of Directors adopted a plan to preserve cash during our ongoing partnering efforts and effected a reduction from 18 employees to four employees.

On January 20, 2012, we took additional actions to preserve cash and move towards winding down operations while we continue efforts to create shareholder value through a development partnership (of clinical or pre-clinical stage assets) or other strategic transactions.  These additional actions included the following:

•
We will cease clinical development of AZX100, our principal drug candidate, in dermal scarring.  Certain pre-clinical, manufacturing and regulatory projects related to AZX100 that are either required from a statutory perspective or are under contract will continue to their completion.

•
We will cease all activities related to the development of TP508, our other drug candidate, and return the patent and other intellectual property we own related to TP508 to the original licensor, the University of Texas Medical Branch at Galveston, Texas (“UTMB”).  Following the return of the intellectual property, we will no longer have any interest in or rights to TP508.

We have completed wrap-up of our AZX100 Phase 2a dermal scarring clinical trials and have returned intellectual property related to TP508 to UTMB. Certain pre-clinical, manufacturing and regulatory projects related to AZX100 that are either required from a statutory perspective or are under contract will continue. We presently have four employees and a few part-time consultants.  Most of our part-time consultants have already terminated due to completion of their wind-down projects.  As of July 2012, we anticipate having only two fulltime employees.  We remain a publicly-traded company, subject to the regulations and reporting requirements of the Securities and Exchange Commission and will continue to bear certain administrative and reporting expenses.

Until resolution of the ongoing qui tam litigation, Capstone is limited in its ability to execute a strategic corporate transaction and is restricted under Delaware Law in its ability to return remaining cash to stockholders.

FINANCIAL RESULTS FOR 2011

The Company incurred a net loss in 2011 of $9.7 million compared to a net loss of $10.9 million in 2010.  The decrease in the net loss for 2011 compared to 2010 resulted primarily from reduced clinical costs in 2011 compared to 2010 related to our AZX100 Phase 2 clinical trials, the elimination of our performance- based incentive bonus plan and decreased operating costs after October 31, 2011. Our Phase 2 clinical trials for keloid scar revision were completed in 2010 and our Phase 2 clinical trial in dermal scarring following shoulder surgery was substantially completed in 2010.  These cost decreases were partially offset by severance costs of approximately $1.7 million in 2011.

The Company ended 2011 with approximately $13.8 million in cash and investments.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results.  These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2011, and other documents we file with the U.S. Securities and Exchange Commission

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Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

CAPSTONE THERAPEUTICS CORP.
(Formerly OrthoLogic Corp.)
(A Development Stage Company)
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$13,778	$24,387
Interest, income taxes and other current assets	758	643
Total current assets	14,536	25,030

Furniture and equipment, net	160	258
Total assets	$14,696	$25,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$77	$246
Accrued compensation	13	674
Accrued clinical and other accrued liabilities	29	236
Share-based payments liability	-	660
Total current liabilities	119	1,816

Potentially redeemable equity	-	15,556

Stockholders' Equity

Common Stock $.0005 par value;	20	20
100,000,000 shares authorized; 40,775,411 shares in 2011
and 2010 issued and outstanding
Additional paid-in capital	189,074	188,258
Accumulated deficit ($146,755 at 2011 and $152,600 at 2010
accumulated during development stage period)	(174,517)	(180,362)
Total stockholders' equity	14,577	7,916
Total liabilities, potentially redeemable equity
and stockholders' equity	$14,696	$25,288

CAPSTONE THERAPEUTICS CORP.
(Formerly OrthoLogic Corp.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

			As a Development
			Stage Company
	Years ended December 31,		August 5, 2004 -
	2011	2010	December 31, 2011

OPERATING EXPENSES
General and administrative	$3,506	$3,240	$29,722
Research and development	6,394	8,168	100,049
Purchased in-process research and development	-	-	34,311
Other	-	-	(375)
Total operating expenses	9,900	11,408	163,707
Interest and other income, net	(31)	(356)	(13,758)
Loss from continuing operations before taxes	9,869	11,052	149,949
Income tax benefit	(158)	(181)	(1,355)
Loss from continuing operations	9,711	10,871	148,594

Discontinued Operations -
net gain on the sale of the bone device
business, net of taxes of $267	-	-	(2,202)
NET LOSS	$9,711	$10,871	$146,392

Per Share Information:
Net loss, basic and diluted	$0.24	$0.27
Basic and diluted shares outstanding	40,775	40,775